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                                                                    EXHIBIT 10.1

                           MUTUAL SEPARATION AGREEMENT

         This Mutual Separation Agreement ("Agreement") is made and entered as of October 18, 2002, by and among Advocat Inc., a Delaware corporation (the "Company"), and Charles W Birkett, M.D. (hereinafter "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee has been employed by Company as Chief Executive Officer; and

         WHEREAS, Company and Employee have agreed to mutually terminate their employment relationship;

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to the following terms and conditions governing the termination of Employee's employment from Company:

         1. Last Day of Employment and Termination of Employment Agreement. Employee's last day of employment with Company shall be October 18, 2002. Employee and the Company acknowledge and agree that both parties are subject to a certain Employment Agreement dated May 14, 1994 (the "Employment Agreement") and that in consideration of the payments and other consideration set forth herein, the Employment Agreement shall terminate effective as of the date set forth above and, as of the effective date, the Employment Agreement shall be void and have no further effect, except that the provisions of Section IX(B) and the last sentence of IX(C) shall survive the termination and shall be enforceable as written. The provisions of paragraph 2 of this Agreement shall supercede and replace the provisions of Sections VIII and XI in their entirety.

         2. Severance Payment. In consideration of the promises contained herein and of Employee's service, Company agrees to pay Employee (i) a lump sum amount of $196,570.54 payable upon the execution of this Agreement. In addition, the Company agrees to pay to Employee $24,571.32 per pay period for a period of twelve (12) pay periods, beginning on November 8, 2002 each of which payment will be less normal withholding and is to be paid with the normal payroll. No further salary, vacation, sick pay, fringe benefits or other payments beyond those contemplated by or described in this paragraph, or in paragraph 3 below shall be made by Company to Employee.

         3. COBRA Continuation Coverage. Employee has been covered under a group medical or health benefits plan while employed by Company. Employee shall have a right to continue such coverage in accord with the provisions of COBRA. Employee may exercise the option of continuing such coverage consistent with, for the duration allowed by, and under the conditions imposed under applicable federal and state laws. If

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Employee elects to continue COBRA benefits, Company will pay the cost of such health insurance benefits during the period Employee is receiving severance pay from Company (six months). Thereafter, Employee will bear the expense of such benefits. Company shall provide Employee with a standard "COBRA" letter providing further details concerning Employee's health insurance continuation rights.

         4. Release from Non-Compete Agreement Any and all non-compete clauses, as set forth in the Employment Agreement, shall be void and have no effect as of the signing of this Agreement other than Section VIII(B) and the last sentence of Section VIII(C), which shall remain in effect.

         5. Stock Option Agreement. Employee presently participates in a stock option plan and the Company agrees that all outstanding options granted to Employee under the Company's stock option plan shall be fully vested as of the date of this Agreement. Employee shall have one year from the date of this Agreement to exercise any of his options, after which date all such options shall terminate and no longer be exercisable.

         6. Transfer of Employee 401(k) Accounts. If requested in writing by Employee, Company shall, as and to the extent permitted by applicable law, transfer Employee's 401(k) plan to an account designated by Employee. Notwithstanding the foregoing, no unvested amounts shall be transferred to Employee.

         7. Release of all Claims. In consideration of the foregoing actions taken, or to be taken by Company, each party promises to irrevocably and unconditionally waive, release, and forever discharge the other party from all rights, claims, and liability, whether or not they are presently known to exist, that each party has, had, or may have against the other party arising out of or relating in any manner to Employee's employment and/or separation from employment with the Company. The rights and claims that Employee waives, releases, and discharges include, to every extent allowed by law, but are not limited to those arising under the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, and the Comprehensive Omnibus Budget Reconciliation Act. This is not a complete list, and Employee waives, releases, and discharges all other rights and claims Employee has, had, or may have under all other federal, state and local laws, regulations and ordinances, including but not limited to statutory and common law contract, tort, and/or wrongful discharge claims arising out of or relating in any manner to Employee's employment and/or separation from employment with the Company. Similarly, Company waives, releases, and discharges all rights and claims Company has, had, or may have under any federal, state and local laws, regulations and ordinances, including but not limited to statutory and common law contract or tort claims arising out of or relating in any manner to Employee's employment and/or separation from employment with the Company. The foregoing language notwithstanding, the Company

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and Employee acknowledge that this section does not apply to any rights, claims or liability either party has, had, or may have against the other party arising out of or relating to a material breach of this Agreement.

         8. Released Parties. The parties agree that for the purposes of this Agreement all references to (i) Advocat Inc. or the Company should be understood to mean not only Advocat Inc., itself, but also all current, past and future parent companies, subsidiary companies and affiliated companies of Advocat Inc., as well as all current, past and future officials, employees, agents, representatives, officers, directors, attorneys, shareholders, successors and assigns of Advocat Inc. and its current, past and future parent companies, subsidiary companies and affiliated companies, and all persons acting by, through, under or in concert with any of them and (ii) Employee shall be understood to mean Employee and his heirs and representatives, and their successors and assigns (collectively referred to as "Released Parties").

         9. Covenant Not to Sue or Bring Other Claims. Employee represents that Employee has no employment discrimination or other complaints or charges against Company or the Released Parties pending before any local, state or federal court, tribunal or administrative agency. Employee further represents that Employee shall not file any such complaints or charges at any time hereafter against the Released Parties, except as it may relate to a breach of this Agreement, and that, if any such court, tribunal or agency assumes or has assumed jurisdiction over any such complaint or charge, Employee shall promptly request in writing that the court, tribunal or agency withdraw the matter.

         10. Confidentiality. Employee hereby agrees that the terms of this Agreement shall remain STRICTLY CONFIDENTIAL and that Employee shall not disclose the benefits Employee has received, or will receive, from Company pursuant to the terms of this Agreement to any other person including, without limitation, any future, current, or former employee of, or applicant for employment with, Company, but excluding Employee's immediate family, and legal and tax advisors, if any, unless compelled to do so by judicial or administrative process. The foregoing representation is a material term and condition of this Agreement.

         11. Governing Law and Venue. This Agreement shall be interpreted under the laws of the State of Tennessee. The parties hereto submit to the jurisdiction of any federal or state court of competent jurisdiction sitting in the State of Tennessee over any suit, action or proceeding arising out of or relating to this Agreement.

         12. Entire Agreement. This Agreement contains the entire understanding between the parties concerning the subject matter hereof and it may be amended or modified only by another writing executed by both parties. There have been no offers or inducements with respect to the execution of this Agreement by Employee except as set forth herein.

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         13.      Employee and the Company each represent and agree that:

                  a. They have carefully read and fully understand this Agreement.

                  b. They have had the opportunity to discuss thoroughly all aspects of this Agreement with their legal counsel.

                  c. They are voluntarily entering into this Agreement of their own free will, free of any coercion, pressure or duress. They are knowingly releasing in accordance with the terms contained herein. Should Employee ever attempt to challenge this Agreement, Employee shall as a precondition return to Company all consideration provided to Employee hereunder.

                  d. Employee acknowledges that the Company informed Employee that he had 21 days to consider this Agreement before signing. The Company has also informed Employee that for a period of 7 days after the date upon which Employee signs this Agreement, Employee may revoke it. Employee further acknowledges understanding that if Employee revokes this Agreement, Employee will lose all benefits of this Agreement and must return any payments that have been made.

         14. Cooperation, Mutual Respect, No Disparagement. The parties agree that certain matters which Employee was involved in during his period of employment may necessitate Employee's cooperation in the future. Employee agrees to cooperate with all reasonable requests of Company for such assistance in the future provided that the Company may not make any such requests after one (1) year from the effective date of this Agreement. In the event that Employee cooperates with the Company's requests, and provided that such requests require more than an insubstantial effort on behalf of Employee, the Company shall compensate Employee for such efforts at Employee's then prevailing rates. Each party agrees to mutually respect the other and to refrain from making any disparaging comments about the other or disparaging the business of the other.

         15. No Admission. Each party acknowledges that this document does not constitute an admission by the other party of any unlawful act or of any violation of any statute, regulation or other provision of statutory, regulatory or common law.

         16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, estates, successors and assigns, their affiliates, employees, directors, officers, shareholders, and agents.

         17. Notices. Any notice or communication required or permitted to be given hereunder shall be deemed to have been properly given when received, addressed as follows (or to such other addresses as the parties may specify by due notice to the others):

                  Company:
                  Advocat Inc.

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                  277 Mallory Station Road, Suite 130
                  Franklin, TN 37067

                  Employee:
                  Charles W. Birkett, M.D.

                  -----------------------------

                  -----------------------------

                  -----------------------------

         18. Counterpart Copies. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same.

         19. Legal Fees and Costs. In the event any party hereto elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including without limitation, attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

                                         ADVOCAT INC

                                         By: /S/ William R. Council III
                                            ------------------------------------
                                         Title: CEO/CFO
                                               ---------------------------------

                                         EMPLOYEE:

                                          /S/ Charles W. Birkett, M.D.
                                         ---------------------------------------
                                         Charles W. Birkett, M.D.

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